                                              FILED PURSUANT TO RULE 424(B)(3)
                                                    REGISTRATION NO. 333-72609

PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 1999
(TO PROSPECTUS DATED MARCH 2, 1999)

                                  1,035,000 SHARES

                                HA-LO INDUSTRIES, INC.

                                    COMMON STOCK
                               (no par value per share)

      The table on page 6 of this Prospectus under the heading "Selling Shareholders" is amended to (i) delete all references in the table to JANT Foundation and to replace such references with the information contained in the table below, and (ii) identify an additional selling shareholder, listed in the table below, which received shares of Common Stock covered by this Prospectus as a gift, contribution or donation from JANT Foundation. Information about other selling shareholders is found on page 6 of this Prospectus under the heading "Selling Shareholders" and is not being amended by this Prospectus Supplement.

                                     BENEFICIAL OWNERSHIP             SHARES TO BE      BENEFICIAL OWNERSHIP
                                      PRIOR TO OFFERING                 OFFERED            AFTER OFFERING
                                     --------------------             ------------      --------------------
         SELLING SHAREHOLDERS      SHARES(1)(2)      PERCENTAGE                         SHARES   PERCENTAGE
         --------------------      ------------      ----------                          ------   ----------
JANT Foundation                       43,799              *                 933          42,866       *
Sh'or Yoshuv Institute                 1,000              *               1,000               0       *
___________
*  Less than 1%.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any security which such person has the right to acquire from the Company within 60 days after the date of this Prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) The share calculations in this table incorporate the effect of a 3-for-2 stock split in the form of a 50% stock dividend by the Company on February 19, 1999 (prior to the effectiveness of this registration statement).